Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-260396 and 333-260560 on Form S-8 of our report dated March 10, 2022, relating to the financial statements and the schedule listed in the Index at Item 15 of Portillo’s Inc. appearing in this Annual Report on Form 10-K for the year ended December 26, 2021.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 10, 2022